Exhibit 99.1
Workstream Inc. Announces Resignation of Chief Financial Officer

MAITLAND, Fla., June 4, 2010 – Workstream Inc. (OTCBB: WSTM.OB) (“Workstream” or the “Company”), a leading provider of on-demand compensation, performance and talent management software that helps companies manage the entire employee lifecycle, today announced that Mr. Jerome P. Kelliher has resigned from his position as the Company’s Chief Financial Officer.  Mr. Michael Mullarkey will assume the duties of interim Chief Financial Officer, effective June 4, 2010, replacing Mr. Kelliher.  Mr. Mullarkey is currently the Company’s President and Chief Executive Officer as well as the Chairman of the Company’s Board of Directors.

“I would like to thank Jerome for his contributions,” said Mr. Mullarkey. “He has been a valuable member of our team and we wish him great success in his future endeavors.”

About Workstream Inc.

Workstream provides enterprise workforce management solutions and services that help companies manage the entire employee lifecycle – from recruitment to retirement. Workstream's TalentCenter provides a unified view of all Workstream products and services including Recruitment, Benefits, Performance, Compensation, Rewards, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. Workstream services customers with offices across North America.  Workstream services such customers as Kaiser, Marshfield Clinic, Chevron, The Gap, and Nordstrom and several government agencies.  For more information visit www.workstreaminc.com or call toll free 866-953-8800.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure to negotiate the final terms of definitive agreements giving effect to the proposed note restructuring; in the event a restructuring of our indebtedness is not consummated, if an event of default should occur and be continuing with respect to such indebtedness; inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

Contact:

Workstream Inc. Investor Relations:

Ms. Ginger Simpson
Vice President – Corporate Operations
866-953-8800 ext.747
ginger.simpson@workstreaminc.com